SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934






                           CAI Wireless Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    12476P203
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    |_|           Rule 13d-1(b)

    |X|           Rule 13d-1(c)

    |_|           Rule 13d-1(d)






* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.         12476P203

--------------------------------------------------------------------------------
    1)      Names of Reporting Person

            S.S. or I.R.S. Identification No. of Above Person

                 Tudor Investment Corporation
            --------------------------------------------------------------------
                 22-2514825
            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)      Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
                 ---------------------------------------------------------------
            (b)         X
                 ---------------------------------------------------------------
--------------------------------------------------------------------------------
    3)      SEC Use Only
                          ------------------------------------------------------
--------------------------------------------------------------------------------
    4)      Citizenship or Place of Organization           Delaware
                                                  ------------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                        0
                                                  ------------------------------
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power                986,000
Owned by Each                                    ------------------------------
Reporting Person           -----------------------------------------------------
With                       (7)  Sole Dispositive Power                   0
                                                  ------------------------------
                           -----------------------------------------------------
                           (8)  Shared Dispositive Power           986,000
                                                  ------------------------------
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
             986,000
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                ------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9        5.7%
                                                              ------------------
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)             CO
                                                              ------------------
--------------------------------------------------------------------------------

CUSIP No.         12476P203

--------------------------------------------------------------------------------
    1)      Names of Reporting Person

            S.S. or I.R.S. Identification No. of Above Person

                 Paul Tudor Jones, II
            --------------------------------------------------------------------

            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)      Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
                 ---------------------------------------------------------------
            (b)         X
                 ---------------------------------------------------------------
--------------------------------------------------------------------------------
    3)      SEC Use Only
                          ------------------------------------------------------
--------------------------------------------------------------------------------
    4)      Citizenship or Place of Organization           USA
                                                  ------------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                        0
                                                  ------------------------------
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power              1,048,200
Owned by Each                                    ------------------------------
Reporting Person           -----------------------------------------------------
With                       (7)  Sole Dispositive Power                   0
                                                  ------------------------------
                           -----------------------------------------------------
                           (8)  Shared Dispositive Power         1,048,200
                                                  ------------------------------
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
             1,048,200
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                ------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9        6.1%
                                                              ------------------
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)             IN
                                                              ------------------
--------------------------------------------------------------------------------

CUSIP No.         12476P203

--------------------------------------------------------------------------------
    1)      Names of Reporting Person

            S.S. or I.R.S. Identification No. of Above Person

                 Tudor BVI Futures, Ltd.
            --------------------------------------------------------------------

            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)      Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
                 ---------------------------------------------------------------
            (b)         X
                 ---------------------------------------------------------------
--------------------------------------------------------------------------------
    3)      SEC Use Only
                          ------------------------------------------------------
--------------------------------------------------------------------------------
    4)      Citizenship or Place of Organization       British Virgin Islands
                                                  ------------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                        0
                                                  ------------------------------
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power                265,000
Owned by Each                                    ------------------------------
Reporting Person           -----------------------------------------------------
With                       (7)  Sole Dispositive Power                   0
                                                  ------------------------------
                           -----------------------------------------------------
                           (8)  Shared Dispositive Power           265,000
                                                  ------------------------------
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
             265,000
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                ------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9        1.5%
                                                              ------------------
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)             CO
                                                              ------------------
--------------------------------------------------------------------------------

 CUSIP No.        12476P203

--------------------------------------------------------------------------------
    1)      Names of Reporting Person

            S.S. or I.R.S. Identification No. of Above Person

                    Tudor Proprietary Trading, L.L.C.
            --------------------------------------------------------------------
                    13-3720063
            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)      Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
                 ---------------------------------------------------------------
            (b)         X
                 ---------------------------------------------------------------
--------------------------------------------------------------------------------
    3)      SEC Use Only
                          ------------------------------------------------------
--------------------------------------------------------------------------------
    4)      Citizenship or Place of Organization           Delaware
                                                  ------------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                        0
                                                  ------------------------------
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power                 65,400
Owned by Each                                    ------------------------------
Reporting Person           -----------------------------------------------------
With                       (7)  Sole Dispositive Power                   0
                                                  ------------------------------
                           -----------------------------------------------------
                           (8)  Shared Dispositive Power            65,400
                                                  ------------------------------
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
             65,400
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                ------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9        0.4%
                                                              ------------------
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)             OO
                                                              ------------------
--------------------------------------------------------------------------------

CUSIP No.         12476P203

--------------------------------------------------------------------------------
    1)      Names of Reporting Person

            S.S. or I.R.S. Identification No. of Above Person

               The Raptor Global Fund L.P.
            --------------------------------------------------------------------
               13-3735415
            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)      Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
                 ---------------------------------------------------------------
            (b)         X
                 ---------------------------------------------------------------
--------------------------------------------------------------------------------
    3)      SEC Use Only
                          ------------------------------------------------------
--------------------------------------------------------------------------------
    4)      Citizenship or Place of Organization           Delaware
                                                  ------------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                        0
                                                  ------------------------------
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power                138,200
Owned by Each                                    ------------------------------
Reporting Person           -----------------------------------------------------
With                       (7)  Sole Dispositive Power                   0
                                                  ------------------------------
                           -----------------------------------------------------
                           (8)  Shared Dispositive Power           138,200
                                                  ------------------------------
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
             138,200
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                ------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9        0.8%
                                                              ------------------
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)             PN
                                                              ------------------
--------------------------------------------------------------------------------

CUSIP No.         12476P203

--------------------------------------------------------------------------------
    1)      Names of Reporting Person

            S.S. or I.R.S. Identification No. of Above Person

                 The Raptor Global Fund Ltd.
            --------------------------------------------------------------------

            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)      Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
                 ---------------------------------------------------------------
            (b)         X
                 ---------------------------------------------------------------
--------------------------------------------------------------------------------
    3)      SEC Use Only
                          ------------------------------------------------------
--------------------------------------------------------------------------------
    4)      Citizenship or Place of Organization         Cayman Islands
                                                  ------------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                        0
                                                  ------------------------------
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power                517,400
Owned by Each                                    ------------------------------
Reporting Person           -----------------------------------------------------
With                       (7)  Sole Dispositive Power                   0
                                                  ------------------------------
                           -----------------------------------------------------
                           (8)  Shared Dispositive Power           517,400
                                                  ------------------------------
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
             517,400
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                ------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9        3.0%
                                                              ------------------
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)             CO
                                                              ------------------
--------------------------------------------------------------------------------

CUSIP No.         12476P203

--------------------------------------------------------------------------------
    1)      Names of Reporting Person

            S.S. or I.R.S. Identification No. of Above Person

                 The Upper Mill Capital Appreciation Fund Ltd.
            --------------------------------------------------------------------

            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)      Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
                 ---------------------------------------------------------------
            (b)         X
                 ---------------------------------------------------------------
--------------------------------------------------------------------------------
    3)      SEC Use Only
                          ------------------------------------------------------
--------------------------------------------------------------------------------
    4)      Citizenship or Place of Organization         Cayman Islands
                                                  ------------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                        0
                                                  ------------------------------
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power                 62,200
Owned by Each                                    ------------------------------
Reporting Person           -----------------------------------------------------
With                       (7)  Sole Dispositive Power                   0
                                                  ------------------------------
                           -----------------------------------------------------
                           (8)  Shared Dispositive Power            62,200
                                                  ------------------------------
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
             62,200
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                ------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9        0.4%
                                                              ------------------
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)             CO
                                                              ------------------
--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               CAI Wireless Systems, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               18 Corporate Woods Blvd.
               3rd Floor
               Albany, New York 12211

Item 2(a).     Name of Person Filing:

               Tudor Investment Corporation ("TIC")
               Paul Tudor Jones, II
               Tudor BVI Futures, Ltd. ("Tudor BVI")
               Tudor Proprietary Trading, L.L.C. ("TPT")
               The Raptor Global Fund L.P. ("Raptor L.P.")
               The Raptor Global Fund Ltd. ("Raptor Ltd.")
               The Upper Mill Capital Appreciation Fund Ltd. ("Upper Mill")

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal business office of each of TIC, TPT, and Raptor L.P. is:

                           600 Steamboat Road
                           Greenwich, CT 06830

               The principal business office of Mr. Jones is:

                           c/o Tudor Investment Corporation
                           600 Steamboat Road
                           Greenwich, CT 06830

               The principal business office of each of Tudor BVI, Raptor Ltd., and Upper Mill is:

                           c/o CITCO
                           Kaya Flamboyan 9
                           Curacao, Netherland Antilles

Item 2(c).     Citizenship:

               TIC is a Delaware corporation
               Tudor BVI is a company organized under the laws of the British Virgin Islands
               Mr. Jones is a citizen of the United States
               Raptor L.P. is a Delaware limited partnership
               TPT is a Delaware limited liability company
               Raptor Ltd. and Upper Mill are companies organized under the laws of the Cayman Islands

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               12476P203

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) [ ] Broker or Dealer registered under section 15 of the Act
         (b) [ ] Bank as defined in section 3(a)(6) of the Act
         (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
         (d) [ ] Investment Company registered under section 8 of the Investment Company Act
         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(1)(ii)(F)
         (g) [ ] Parent Holding Company, in accordance with section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
         (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership (As of June 23, 1999).

         (a)   Amount Beneficially Owned:  See Item 9 of cover pages

         (b)   Percent of Class: See Item 11 of cover pages

         (c)   Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote
                    See Item 5 of cover pages
                    ------------------------------------------------------

               (ii) shared power to vote or to direct the vote
                    See Item 6 of cover pages
                    ------------------------------------------------------

               (iii)sole power to dispose or to direct the disposition of
                    See Item 7 of cover pages
                    ------------------------------------------------------

               (iv) shared power to dispose or to direct the disposition of
                    See Item 8 of cover pages
                    ------------------------------------------------------

               Because TIC is the sole general partner of Raptor L.P. and provides investment advisory services to Raptor Ltd., Raptor L.P., Tudor BVI and Upper Mill, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.

Item 5.  Ownership of Five Percent or Less of a Class.

               Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7.  Identification  and  Classification of the Subsidiary Which Acquired
           the Security Being Reported on By the Parent Holding Company.

               Not applicable

Item 8.  Identification and Classification of Members of the Group.

               See cover pages

Item 9.  Notice of Dissolution of Group.

               Not applicable

Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                            Dated:       June 29, 1999

                            TUDOR INVESTMENT CORPORATION


                            By:          /s/ Andrew S. Paul
                                 ----------------------------------------
                                   Andrew S. Paul
                                   Managing Director and General Counsel


                                   /s/ Paul Tudor Jones, II
                            ---------------------------------------------
                                   Paul Tudor Jones, II


                            TUDOR BVI FUTURES, LTD.

                            By:    Tudor Investment Corporation,
                                   Trading Advisor


                                   By:        /s/ Andrew S. Paul
                                        --------------------------------------
                                         Andrew S. Paul
                                         Managing Director and General Counsel

                            TUDOR PROPRIETARY TRADING, L.L.C.


                            By:        /s/ Andrew S. Paul
                                 ----------------------------------------------
                                 Andrew S. Paul
                                 Managing Director and General Counsel


                            THE RAPTOR GLOBAL FUND L.P.

                            By:  Tudor Investment Corporation,
                                 General Partner


                                 By:        /s/ Andrew S. Paul
                                      -----------------------------------------
                                       Andrew S. Paul
                                       Managing Director and General Counsel


                            THE RAPTOR GLOBAL FUND LTD.

                            By:  Tudor Investment Corporation,
                                 Investment Advisor


                                 By:        /s/ Andrew S. Paul
                                      -----------------------------------------
                                       Andrew S. Paul
                                       Managing Director and General Counsel


                            THE UPPER MILL CAPITAL APPRECIATION FUND LTD.

                            By:  Tudor Investment Corporation,
                                 Sub-Investment Manager


                                 By:          /s/ Andrew S. Paul
                                      -----------------------------------------
                                       Andrew S. Paul
                                       Managing Director and General Counsel